Exhibit 99.1

EXECUTION VERSION

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of June 5, 2023, by and among Quotient Technology Inc., a Delaware corporation (the “Company”) and the persons set forth on Exhibit A hereto (collectively, the “Engaged Group” and, for clarity, as applicable, including each member thereof acting individually). The Company and the Engaged Group are each herein referred to as a “Party” and collectively, the “Parties.” Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 12 below.

RECITALS

WHEREAS, on November 17, 2021, the Engaged Group filed a Schedule 13D with the SEC, which was subsequently amended on January 10, 2022, January 18, 2022, March 1, 2022, May 17, 2022 and November 14, 2022 (as amended, the “Schedule 13D”);

WHEREAS, the Company and the Engaged Group entered into a Cooperation Agreement on May 16, 2022 (the “Prior Agreement”), pursuant to which the Parties made certain agreements with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters as set forth in the Prior Agreement;

WHEREAS, the Prior Agreement generally expired by its terms on March 1, 2023; and

WHEREAS, the Company and the Engaged Group have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Board and Related Matters.

(a) Annual Meeting. The Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”) shall be held no later than August 3, 2023.

(b) Board Size and Composition.

(i) The number of authorized directors on the Board shall be reduced to seven (7) directors effective as of the 2023 Annual Meeting and thereafter shall not be further increased prior to the Termination Date (as defined below) without the Engaged Group’s prior written consent.

(ii) The Company shall, with respect to the 2023 Annual Meeting, (A) include Joseph Reece, Michael Wargotz, Matthew Krepsik, Robert McDonald, Tracey Figurelli and Kate Vanek in its proxy statement and proxy card as director nominees of the Board (the “Company Slate”), (B) take all necessary and appropriate action to cause the election of the Company Slate, including recommending that the Company’s stockholders vote in favor of the election of the Company Slate to the Board and soliciting proxies in favor of the election of the Company Slate to the Board, and (C) otherwise supporting the election of the Company Slate to the Board.

(iii) The Company agrees that the Board and all applicable committees of the Board shall take all actions reasonably necessary, effective no later than immediately prior to the execution of this Agreement, to determine, in connection with their initial election as a director, that each of Tracey Figurelli and Kate Vanek is deemed to be (A) an “incumbent director” (as such term may be defined in the definition of “change in control” (or any similar term) under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, indentures, material agreements (“Documents”), or any other related plans or agreements that refer to any such Document’s definition of “change in control” or any similar term) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “change in control” or any similar term under the Documents, in each case for clauses (A) and (B), to the extent permitted under each Document.

(c) Director Replacements. From the date of this Agreement until the Termination Date, if any of Joseph Reece, Michael Wargotz or Tracey Figurelli is no longer able to serve as a director for any reason, and so long as the Engaged Group continuously beneficially owns in the aggregate at least the lesser of (x) 2.5% of the outstanding shares of Common Stock and (y) 2,457,930 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), then the Engaged Group shall identify and recommend to the Board a replacement director who is not an Affiliate of the Engaged Group to fill the resulting vacancy and any such candidate shall be subject to review and approval by the Nominating and Corporate Governance Committee (the “Nominating Committee”) and the Board, such approval not to be unreasonably withheld, it being acknowledged and agreed for all purposes of this Section 1(c) that the Nominating Committee and the Board shall be deemed to be acting reasonably in considering the Board’s compliance with guidelines and principles related to diversity espoused by proxy advisory services and significant institutional stockholders in the Board’s review and approval of any such candidates (any such replacement director, a “Replacement Director”). The Nominating Committee and the Board shall make their determination within ten (10) Business Days after any such replacement director candidate submits to the Company a fully completed copy of the Company’s standard director & officer questionnaire, provided that such questionnaire shall be deemed fully completed after the successful completion of a customary background check, to be completed by the Company not more than five (5) Business Days following the Company’s receipt of such questionnaire. In the event the Nominating Committee and the Board do not accept a replacement director candidate recommended by the Engaged Group as the Replacement Director (it being acknowledged that the Nominating Committee and the Board cannot unreasonably withhold their acceptance), the Engaged Group shall have the right to recommend additional replacement director(s) to fill the resulting vacancy, whose appointment shall be subject to the Nominating Committee and the Board recommending such person in accordance with the procedures described above, until a Replacement Director is approved and appointed to the Board. Upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall consider whether such Replacement Director has the necessary qualifications to be appointed to any committee of the Board of which the replaced director was a member immediately prior to such director’s departure from the Board, and, if the qualifications for such committee(s) are met, shall appoint such Replacement Director to such committee(s) or, if the qualifications for such committee(s) are not met, shall appoint the Replacement Director to another committee of the Board to the extent permissible under the Company’s Corporate Governance Guidelines and New York Stock Exchange rules and applicable laws.

Section 2. Voting Commitment. Until the Termination Date, the Engaged Group agrees that it shall, and shall cause each of its Affiliates and Associates to, appear in person or by proxy at each Stockholder Meeting and to vote all shares of Common Stock and Voting Securities beneficially owned, directly or indirectly, by the Engaged Group or such Affiliates and Associates (of which the Engaged Group or such Affiliate or Associate has the right or ability to vote) at such Stockholder Meeting (A) in favor of the nominees for director recommended by the Board and (B) in accordance with the Board’s recommendation with respect to any other matter presented at such Stockholder Meeting; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) recommends otherwise with respect to any proposals (other than as related to the election of directors), the Engaged Group shall be permitted to vote in accordance with ISS’s recommendation; provided, further, that the Engaged Group shall be permitted to vote in its sole discretion with respect to any publicly announced proposals relating to an Extraordinary Transaction.

Section 3. Standstill. Until the Termination Date, the Engaged Group shall not, and shall cause each of its Affiliates and Associates not to, directly or indirectly, in any manner, alone or in concert with others, in each case without the prior written waiver authorized by the Board:

(a) (i) acquire, cause to be acquired, or offer, seek or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining or forming a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or other Synthetic Equity Interests, or otherwise (the taking of any such action, an “Acquisition”), beneficial ownership of any securities or assets of the Company (or any direct or indirect rights or options to acquire such ownership, including voting rights decoupled from the underlying Voting Securities) such that after giving effect to any such Acquisition, the Engaged Group or any of its Affiliates and Associates holds, directly or indirectly, in excess of 9.9% of the Voting Securities, (ii) acquire, cause to be acquired or offer, seek or agree to acquire, whether by purchase or otherwise, any interest in any indebtedness of the Company or (iii) acquire, cause to be acquired or offer, seek or agree to acquire, ownership (including beneficial ownership) of any asset or business of the Company or any right or option to acquire any such asset or business from any person, in each case other than securities of the Company;

(b) except as otherwise provided in Section 1, (i) nominate, give notice of an intent to nominate, or recommend for nomination a person for election to the Board or take any action in respect of the removal of any director, (ii) seek or knowingly encourage any person to submit any nomination in furtherance of a “contested solicitation” or take any other action in respect of the election or removal of any director, (iii) submit, or seek or knowingly encourage the submission of, any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration at, or bring any other business before, any Stockholder Meeting, (iv) request, or knowingly initiate, encourage or participate in any request, to call a Stockholder Meeting, (v) publicly seek to amend any provision of the Charter, the Bylaws, or other governing documents of the Company (each as may be amended from time to time), or (vi) take any action similar to the foregoing with respect to any subsidiary of the Company; provided, however, that nothing in this Agreement shall prevent the Engaged Group or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”) so long as such actions do not create a public disclosure obligation for the Engaged Group or the Company and are undertaken on a basis reasonably designed to be confidential as between the Company and the Engaged Group or between the Engaged Group and persons whom it contacts as potential director candidates in connection with the 2024 Annual Meeting;

(c) solicit any proxy, consent or other authority to vote of stockholders or conduct any other referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) with respect to, or from the holders of, Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in, or knowingly assist, advise, initiate, encourage or influence any person (other than the Company) in, any “solicitation” of any proxy, consent or other authority to vote any Voting Securities (other than such assistance, advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter); provided, however, that the foregoing shall not restrict the Engaged Group from stating how it intends to vote with respect to an Extraordinary Transaction, if any, in accordance with Section 2 and the reasons therefor;

(d) (i) grant any proxy, consent or other authority to vote with respect to any matters other than to the named proxies included in the Company’s proxy card for any Stockholder Meeting or as otherwise permitted by the provisos in Section 2 or (ii) deposit or agree or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any agreement or arrangement with respect to the voting of such securities (including a voting agreement or pooling arrangement), other than (A) any such voting trust or arrangement solely for the purpose of delivering to the Company or its designee a proxy, consent or other authority to vote in connection with a solicitation made by or on behalf of the Company or (B) customary brokerage accounts, margin accounts and prime brokerage accounts;

(e) knowingly encourage, advise or influence any person or knowingly assist any person in so encouraging, advising or influencing any person, with respect to the giving or withholding of any proxy, consent or authority to vote any Voting Securities or in conducting any referendum (binding or non-binding) (including any “withhold,” “vote no,” or similar campaign), in each case other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter or permitted by Section 3(c) with respect to an Extraordinary Transaction;

(f) without the prior written approval of the Board, separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, publicly propose, suggest or recommend, or in a manner that the Engaged Group is required under applicable law, rule or regulation to disclose publicly, any Extraordinary Transaction; provided, however, that nothing in this Section 3 shall be interpreted to prohibit the Engaged Group from proposing, suggesting or recommending any Extraordinary Transaction privately to the Company so long as any such action is not publicly disclosed by the Engaged Group and is made by the Engaged Group in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, the Engaged Group or any other person;

(g) form, join, encourage the formation of, or in any way participate in any partnership, limited partnership, syndicate or group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities (other than a group that includes all or some of the members of the Engaged Group, but does not include any other entities or persons that are not members of the Engaged Group as of the date hereof; provided that nothing herein shall limit the ability of an Affiliate of the Engaged Group to join such group following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement);

(h) make or publicly advance any request or proposal to amend, modify or waive any provision of this Agreement, or take any action challenging the validity or enforceability of any provision of or obligation arising under this Agreement; provided that the Engaged Group may make confidential requests to the Board to amend, modify or waive any provision of this Agreement, which the Board may accept or reject in its sole and absolute discretion, so long as any such request is not publicly disclosed by the Engaged Group and is made by the Engaged Group in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, the Engaged Group or any other person;

(i) make a request for a list of the Company’s stockholders or for any books and records of the Company pursuant to Section 220 of the Delaware General Corporation Law; or

(j) enter into any discussion, negotiation, agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or encourage, assist, solicit, seek, or seek to cause any person to undertake any action inconsistent with this Section 3.

Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 3 shall not be deemed to restrict the Engaged Group from: (i) communicating privately with the Board or any of the Company’s officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 3 or Section 6, or (iii) making any public disclosure necessary to comply with any Legal Requirement (as defined below). Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the Company directors in the exercise of their fiduciary duties under applicable law as directors of the Company.

Section 4. Representations and Warranties of All Parties. Each Party represents and warrants to the other Party that (a) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles) and (c) this Agreement will not result in a material violation of any (i) term or condition of any agreement to which such person is a party or by which such Party may otherwise be bound or (ii) law, rule, license, regulation, judgment, order or decree governing or affecting such Party.

Section 5. Representations and Warranties of the Engaged Group. Except as has otherwise been disclosed on the Schedule 13D, (a) the Engaged Group has not provided or agreed to provide, and will not provide, any compensation in cash or otherwise to any Company director in connection with such person’s appointment to, or service as a director on, the Board, and (b) the Engaged Group will not become party to any agreement, arrangement or understanding (whether written or oral) with any Company director with respect to such person’s service as a director on the Board, including any such agreement, arrangement or understanding with respect to how such person should or would vote or act on any issue or question as a director. The Engaged Group represents and warrants that it owns no Short Interests in the Company.

Section 6. Non-Disparagement. Subject to applicable law and Section 8, each of the Parties covenants and agrees that, until the Termination Date, or if earlier, until such time as the other Party or (a) any of its Affiliates or Associates, or (b) its or their respective directors, officers, employees, partners, members, managers, legal or other advisors and agents, acting in a capacity on behalf of, in concert with or at the direction of such other Party or its Affiliates or Associates (the persons in clauses (a) and (b), “Representatives”) shall have breached this Section 6, neither it nor any of its Representatives shall make, or cause to be made, by press release or other public statement to the press or media, any public statement that constitutes an ad hominem attack or disparages, calls into disrepute or otherwise defames or slanders the other Party or the business of such Party, the other Party’s current or former directors or officers (solely in connection with their service in such capacities), the other Party’s subsidiaries or the business of those subsidiaries in any manner that would reasonably be expected to damage the business or reputation of such persons. The foregoing shall not prevent the making of any factual statement in connection with any compelled testimony or production of information by Legal Requirement. Each of the current directors of the Company is intended to be a third-party beneficiary of this Section 6, with full rights of enforcement.

Section 7. No Litigation.

(a) Each Party agrees that, until the Termination Date, it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, pursue or assist any other person to threaten or initiate, any lawsuit, claim, action or proceeding before any court or government agency (each, a “Legal Proceeding”) against the other Party, any Affiliate of the other Party, or any of its or their respective current or former directors or officers (solely in connection with their service in such capacities).

(b) The restrictions set forth in Section 7(a) shall not apply to (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement or (b) counterclaims with respect to any proceeding initiated by, or on behalf of one Party or its Affiliates against the other Party or its Affiliates. Further, Section 7(a) shall not prevent any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the suggestion of such Party or any of its Representatives, provided that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Notwithstanding anything to the contrary herein, this Section 7 shall not prohibit the Engaged Group from exercising statutory appraisal rights, if any, with respect to the Company. Each Party represents and warrants that neither it nor any assignee of such Party has filed or initiated any Legal Proceeding against or otherwise pertaining to the other Party.

Section 8. Press Release and SEC Filings.

(a) No later than two (2) Business Days following the execution of this Agreement, the Company shall issue a mutually agreeable press release in the form attached hereto as Exhibit B (the “Press Release”) announcing certain terms of this Agreement. Neither the Company nor the Engaged Group shall make or cause to be made, and the Company and the Engaged Group shall cause their respective Affiliates and Associates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party. The Engaged Group acknowledges and agrees that the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC.

(b) The Engaged Group shall be given a reasonable opportunity to review and comment on any Current Report on Form 8-K or other filing with the SEC made by the Company with respect to the entry into this Agreement, and the Company shall give good faith consideration to any comments of the Engaged Group on such Form 8-K. The Form 8-K shall be consistent with the terms of this Agreement and the Press Release.

(c) The Company acknowledges that the Engaged Group will file a Schedule 13D/A with the SEC with this Agreement as an exhibit to such Schedule 13D/A. The Company shall be given a reasonable opportunity to review and comment on such Schedule 13D/A filing made by the Engaged Group with respect to this Agreement, and the Engaged Group shall give good faith consideration to any comments of the Company.

Section 9. Confidentiality. The Engaged Group acknowledges and agrees that no Company director shall share any confidential information about the Company with the Engaged Group without the Board’s consent, and the Engaged Group shall not seek to obtain any confidential information from any Company director.

Section 10. Affiliates and Associates. The Engaged Group agrees (a) to cause its Affiliates and Associates to comply with the terms of this Agreement and (b) that it shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of any member of the Engaged Group, if such Affiliate or Associate is not a party hereto, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a party hereto to the same extent as the Engaged Group.

Section 11. Termination.

(a) Unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate on the earliest to occur of (i) 30 calendar days prior to the notice deadline under the Bylaws for the nomination of director candidates for election to the Board at the 2024 Annual Meeting, (ii) 120 calendar days prior to the first anniversary of the 2023 Annual Meeting and (iii) the consummation of an Extraordinary Transaction (the effective date of termination, the “Termination Date”).

(b) If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void, but no termination shall relieve a Party from liability for any breach of this Agreement prior to such termination.

(c) Notwithstanding the foregoing terms of this Section 11, Section 11 through Section 24 shall survive the termination of this Agreement.

Section 12. Certain Defined Terms. For purposes of this Agreement:

(a) “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the Engaged Group, as applicable, and the term “Affiliate” shall not include any publicly-traded portfolio company of the Engaged Group; provided, further, that, for purposes of this Agreement, the Engaged Group shall not be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of the Engaged Group;

(b) “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(1)(2)(iv) and 14a-2 under the Exchange Act;

(c) “Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) other day on which commercial banks in the State of New York are authorized or required to be closed by applicable law;

(d) “Bylaws” means the Company’s Amended and Restated Bylaws (as may be amended from time to time);

(e) “Charter” means the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time);

(f) “Common Stock” means the issued and outstanding common stock of the Company, par value $0.00001 per share;

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(h) “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a person that, in each case, that results in a change in control of the Company or the sale of substantially all of its assets;

(i) “SEC” means the U.S. Securities and Exchange Commission;

(j) “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities;

(k) “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling, continuation or meeting held in lieu thereof;

(l) “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions;

(m) “Third Party” refers to any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to either Party; and

(n) “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

Section 13. Injunctive Relief; Fees.

(a) Each Party acknowledges and agrees that any breach of any provision of this Agreement shall cause the other Party irreparable harm which would not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Party of any provision of this Agreement, the other Party shall be entitled to seek an injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages or post a bond or other security. The foregoing right shall be in addition to such other rights or remedies that may be available to the non-breaching Party for such breach or threatened breach, including the recovery of money damages.

(b) If a Party institutes any legal suit, action or proceeding against the other Party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or arising out of or relating to this Agreement, including contract, equity, tort, fraud and statutory claims, the prevailing Party in the suit, action or proceeding is entitled to receive, and the non-prevailing Party shall pay, in addition to all other remedies to which the prevailing Party may be entitled, the costs and expenses incurred by the prevailing Party in conducting the suit, action or proceeding, including actual attorneys’ fees and expenses, even if not recoverable by law.

Section 14. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Each Party agrees to use its commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

Section 15. Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and shall be deemed to have been delivered (a) upon receipt, when delivered personally, (b) upon confirmation of receipt, when sent by e-mail (provided that such confirmation is not automatically generated) or (c) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

Quotient Technology Inc.
1260 East Stringham Avenue, Sixth Floor
Salt Lake City, Utah 84106
Attention: Connie Chen
Email: cchen@quotient.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

101 California Street, 48th Floor

San Francisco, California 94118

Attention:	Mike Kennedy
Steve Camahort
Email:	mikekennedy@paulhastings.com
stevecamahort@paulhastings.com

and

Paul Hastings LLP
200 Park Avenue
New York, New York 10166
Attention: Eduardo Gallardo
Email: eduardogallardo@paulhastings.com

If to the Engaged Group:

Engaged Capital, LLC
610 Newport Center Drive, Suite 250
Newport Beach, California 92660
Attention: Glenn W. Welling
Email: glenn@engagedcapital.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Ryan Nebel
Email: rnebel@olshanlaw.com

Section 16. Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, except that the Company shall reimburse the Engaged Group for its reasonable documented out of pocket fees and expenses, including legal fees incurred in connection with the negotiation and entry into this Agreement and the matters related thereto (including, for the avoidance of doubt, the 2023 Annual Meeting), in an amount not to exceed $150,000.

Section 17. Governing Law; Jurisdiction; Jury Waiver. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any action of the Company or the Engaged Group in the negotiation, administration, performance or enforcement hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement and any rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and any rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”). Each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any action relating to this Agreement in any court other than the Chosen Courts. Each Party hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in any Chosen Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 18. Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Any signature to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 19. No Waiver. Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

Section 20. Entire Agreement; Amendments. This Agreement and any provisions of the Prior Agreement that have not yet expired by their terms contain the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may only be amended pursuant to a written agreement executed by each Party.

Section 21. Successors and Assigns. This Agreement may not be transferred or assigned by any Party without the prior written consent of the other Party. Any purported assignment without such consent is null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

Section 22. No Third Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and is not enforceable by any other person.

Section 23. Interpretation and Construction. Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, (a) the word “including” (in its various forms) means “including, without limitation,” (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word “or” is not exclusive.

Section 24. Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

QUOTIENT TECHNOLOGY INC.

By:	/s/ Connie Chen
Name:	Connie Chen
Title:	General Counsel, Compliance Officer & Secretary

[SIGNATURE PAGE TO COOPERATION AGREEMENT]

ENGAGED CAPITAL:

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL FLAGSHIP FUND, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL FLAGSHIP FUND, LTD.

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Director

[SIGNATURE PAGE TO COOPERATION AGREEMENT]

ENGAGED CAPITAL, LLC

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL HOLDINGS, LLC

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Sole Member

/s/ Glenn W. Welling
Glenn W. Welling

[SIGNATURE PAGE TO COOPERATION AGREEMENT]

Exhibit A

Engaged Capital, LLC

Engaged Capital Flagship Master Fund, LP

Engaged Capital Flagship Fund, LP

Engaged Capital Flagship Fund, Ltd.

Engaged Capital Holdings, LLC

Glenn W. Welling

Exhibit B

Press Release